Exhibit 99.1

FOR RELEASE:	INVESTOR CONTACT:	Rob Campbell
August 9, 2012 at 1:05 p.m. PT		Nordstrom, Inc.
(206) 233-6550

	MEDIA CONTACT:	Colin Johnson
Nordstrom, Inc.
(206) 303-3036

Nordstrom Reports Second Quarter 2012 Earnings;

Direct Sales Up 40%, Company Announces Plans for Accelerated Rack Growth

SEATTLE, Wash. (August 9, 2012) – Nordstrom, Inc. (NYSE: JWN) today reported its results for the second quarter, which reflected a shift in timing of the Anniversary Sale event with one week of the event moving into the fiscal third quarter. Net earnings were $156 million, or $0.75 per diluted share, for the second quarter ended July 28, 2012, compared with net earnings of $175 million, $0.80 per diluted share, for the same quarter last year.

The Anniversary Sale is historically the Company’s largest sale of the year and started one week later in July relative to last year. The Company expected the event shift to cause an unfavorable comparison in the second quarter, offset by a favorable impact in the third quarter. Second quarter sales and Anniversary Sale results through the end of July exceeded Company expectations. Second quarter same-store sales increased 4.5 percent compared with the same period in fiscal 2011. Net sales in the second quarter were $2.92 billion, an increase of 7.4 percent compared with net sales of $2.72 billion during the same period in fiscal 2011.

SECOND QUARTER SUMMARY

Nordstrom’s second quarter performance reflected top-line strength consistent with the Company’s growth strategy to elevate the customer experience and innovate through ongoing investments.

•

Nordstrom net sales, which include results from the full-line and Direct businesses, increased $139 million, or 6.1 percent, compared with the same period in fiscal 2011. Same-store sales increased 4.9 percent. Top-performing merchandise categories included Handbags, Women’s Shoes and Cosmetics.

•

Full-line same-store sales increased 1.1 percent compared with the same period in fiscal 2011. The South and Midwest regions were the top-performing geographic areas relative to the second quarter of 2011.

•

The Direct channel continued to show strong sales growth with an increase of 40 percent, significantly outpacing the overall Company performance and reflecting the Company’s ongoing initiatives in e-commerce.

•

Nordstrom Rack, which opened six stores during the first half of the year, demonstrated continued sales growth in the second quarter with increases in net sales of 18.9 percent and same-store sales of 7.7 percent.

•

Gross profit, as a percentage of net sales, decreased 98 basis points compared with last year’s second quarter. The decline primarily reflected a combination of the Anniversary Sale shift, enhancements made to the Fashion Rewards program and a reduction in shipping revenue from the launch of free shipping and free returns online that was introduced in the third quarter of 2011.

•

Retail selling, general and administrative expenses, as a percentage of net sales, increased 61 basis points compared with last year’s second quarter. The increase was primarily due to the Company’s investments in various e-commerce and technology initiatives to improve the customer experience in stores and online.

•

The Credit segment continued to demonstrate improving trends in its overall performance. Customer payment rates continued to improve. Annualized net write-offs were 4.8 percent of average credit card receivables during the quarter, down from 7.2 percent in the second quarter of 2011. Delinquencies as a percentage of credit card receivables at the end of the second quarter were 1.9 percent, down from 2.7 percent at the end of the second quarter of 2011.

•

Earnings before interest and taxes were $290 million, compared with $320 million in last year’s second quarter, with the decline due to the Anniversary event timing shift and the Company’s planned investments in e-commerce and technology.

•

Return on invested capital (ROIC) for the 12 months ended July 28, 2012, was 12.7 percent, compared with 13.8 percent achieved in the prior 12-month period, exceeding our expectations. The Company anticipates that ROIC for fiscal 2012 will exceed ROIC for fiscal 2011. A reconciliation of this non-GAAP financial measure to the closest GAAP measure is included below.

•

During the quarter, the Company repurchased approximately 7.5 million of its shares for a total of $373 million. A total of $696 million remains under its existing share repurchase authorization. The actual number and timing of future share repurchases, if any, will be subject to market and economic conditions and applicable Securities and Exchange Commission rules.

EXPANSION UPDATE

Given the strong performance of the Nordstrom Rack business and availability of quality locations, the Company is planning to further accelerate the expansion of this business. Over the last four years, Nordstrom has more than doubled the number of Nordstrom Rack locations to its current total of 110 stores. Its initial plan for 15 store openings in 2012 remains and will increase to 24 openings in 2013. The Company plans to have over 230 Rack stores by the end of 2016.

The Company earlier announced a location for its first full-line store in New York City, with the opening expected in 2018.

Nordstrom opened the following stores in the second quarter of 2012:

Location	Store Name	Square Footage (000’s)	Timing

Nordstrom Rack
Temecula, California	Commons at Temecula	36	May 3
Willow Grove, Pennsylvania	Willow Grove Park	40	May 10

FISCAL YEAR 2012 OUTLOOK

Nordstrom is increasing its expected earnings per diluted share to be between $3.40 and $3.50 for fiscal year 2012. This outlook does not include the impact of any future share repurchases. Due to the impact of the timing shift of the Anniversary event, the Company is providing its view of directional quarterly trends of several key line items, relative to last year:

	Third quarter	Fourth quarter
Same-store sales	high-single-digit increase	mid-single-digit increase
Gross profit (%)	20 to 40 basis point decrease	5 to 25 basis point decrease
Retail SG&A (%)	55 to 75 basis point decrease	45 to 65 basis point decrease

The Company’s revised expectations for fiscal 2012 are as follows:

Same-store sales	6 to 7 percent increase
Credit card revenues	$5 to $10 million increase
Gross profit (%)	35 to 50 basis point decrease
Retail selling, general and administrative expenses ($)	$325 to $355 million increase
Credit selling, general and administrative expenses ($)	$0 to $5 million increase
Interest expense, net	Approximately $30 million increase
Effective tax rate	38.6 percent
Earnings per diluted share, excluding the impact of any future share repurchases	$3.40 to $3.50
Diluted shares outstanding	207.5 million

CONFERENCE CALL INFORMATION

The Company’s senior management will host a conference call to discuss second quarter 2012 results at 4:45 p.m. Eastern Daylight Time today. To listen to the live call online and view the speakers’ slides, visit the Investor Relations section of the Company’s corporate website at http://investor.nordstrom.com. An archived webcast with the speakers’ slides will be available in the webcasts section for one year. Interested parties may also dial 415-228-4850 (passcode: NORD). A telephone replay will be available beginning approximately one hour after the conclusion of the call by dialing 402-220-0283 (passcode: 6673) until the close of business on August 16, 2012.

ABOUT NORDSTROM

Nordstrom, Inc. is one of the nation’s leading fashion specialty retailers. Founded in 1901 as a shoe store in Seattle, today Nordstrom operates 231 stores in 31 states, including 117 full-line stores, 110 Nordstrom Racks, two Jeffrey boutiques, one treasure&bond store and one clearance store. Nordstrom also serves customers through Nordstrom.com and through its catalogs. Additionally, the Company operates in the online private sale marketplace through its subsidiary HauteLook. Nordstrom, Inc.’s common stock is publicly traded on the NYSE under the symbol JWN.

Certain statements in this news release contain “forward-looking” information (as defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties, including, but not limited to, anticipated financial outlook for the fiscal year ending February 2, 2013 and its second half, anticipated annual same-store sales rate, anticipated Return on Invested Capital and trends in our operations. Such statements are based upon the current beliefs and expectations of the Company’s management and are subject to significant risks and uncertainties. Actual future results may differ materially from historical results or current expectations depending upon factors including, but not limited to: the impact of economic and market conditions and the resultant impact on consumer spending patterns; our ability to respond to the business environment, fashion trends and consumer preferences, including changing expectations of service and experience in stores and online; effective inventory management; successful execution of our growth strategy, including possible expansion into new markets, technological investments and acquisitions, our ability to realize the anticipated benefits from such acquisitions, and the timely completion of construction associated with newly planned stores, relocations and remodels, all of which may be impacted by the financial health of third parties; our ability to manage the change in our business/financial model as we increase our investment in e-commerce and our online business; our ability to maintain relationships with our employees and to effectively attract, develop and retain our future leaders; successful execution of our multi-channel strategy; our compliance with applicable banking and related laws and regulations impacting our ability to extend credit to our customers; impact of the current regulatory environment and financial system and health care reforms; the impact of any systems failures, cybersecurity and/or security breaches, including any security breaches that result in the theft, transfer or unauthorized disclosure of customer, employee or company information or our compliance with information security and privacy laws and regulations in the event of such an incident; our compliance with employment laws and regulations and other laws and regulations applicable to us, including the outcome of claims and litigation and resolution of tax matters; compliance with debt covenants and availability and cost of credit; our ability to safeguard our brand and reputation; successful execution of our information technology strategy; our ability to maintain our relationships with vendors; trends in personal bankruptcies and bad debt write-offs; changes in interest rates; efficient and proper allocation of our capital resources; weather conditions, natural disasters, health hazards or other market disruptions, or the prospects of these events and the impact on consumer spending patterns; disruptions in our supply chain; the geographic locations of our stores; the effectiveness of planned advertising, marketing and promotional campaigns; our ability to control costs; and the timing and amounts of share repurchases by the company, if any, or any share issuances by the company, including issuances associated with option exercises or other matters. Our SEC reports, including our Form 10-K for the fiscal year ended January 28, 2012, and our Form 10-Q for the fiscal quarter ended April 28, 2012, contain other information on these and other factors that could affect our financial results and cause actual results to differ materially from any forward-looking information we may provide. The company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events, new information or future circumstances.

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF EARNINGS

(unaudited; amounts in millions, except per share amounts)

	Quarter Ended		Six Months Ended
	7/28/12	7/30/11	7/28/12	7/30/11
Net sales	$2,918	$2,716	$5,453	$4,945
Credit card revenues	91	94	185	188

Total revenues	3,009	2,810	5,638	5,133
Cost of sales and related buying and occupancy costs	(1,879)	(1,723)	(3,463)	(3,108)
Selling, general and administrative expenses:
Retail	(778)	(708)	(1,499)	(1,319)
Credit	(62)	(59)	(106)	(114)

Earnings before interest and income taxes	290	320	570	592
Interest expense, net	(40)	(30)	(80)	(61)

Earnings before income taxes	250	290	490	531
Income tax expense	(94)	(115)	(185)	(211)

Net earnings	$156	$175	$305	$320

Earnings per share:
Basic	$0.76	$0.81	$1.48	$1.47
Diluted	$0.75	$0.80	$1.45	$1.44

Weighted average shares outstanding:
Basic	205.2	215.9	206.3	217.5
Diluted	208.7	220.3	210.0	221.8

NORDSTROM, INC.

CONSOLIDATED BALANCE SHEETS

(unaudited; amounts in millions)

	7/28/12	1/28/12	7/30/11
Assets
Current assets:
Cash and cash equivalents	$1,258	$1,877	$1,090
Accounts receivable, net	2,297	2,033	2,204
Merchandise inventories	1,394	1,148	1,152
Current deferred tax assets, net	233	220	228
Prepaid expenses and other	85	282	89

Total current assets	5,267	5,560	4,763

Land, buildings and equipment (net of accumulated depreciation of $3,959, $3,791 and $3,686)	2,499	2,469	2,422
Goodwill	175	175	200
Other assets	305	287	351

Total assets	$8,246	$8,491	$7,736

Liabilities and Shareholders’ Equity
Current liabilities:
Accounts payable	$1,345	$917	$1,087
Accrued salaries, wages and related benefits	290	388	292
Other current liabilities	805	764	696
Current portion of long-term debt	6	506	506

Total current liabilities	2,446	2,575	2,581

Long-term debt, net	3,133	3,141	2,296
Deferred property incentives, net	493	500	505
Other liabilities	338	319	351

Commitments and contingencies

Shareholders’ equity:
Common stock, no par value: 1,000 shares authorized; 201.5, 207.6 and 214.2 shares issued and outstanding	1,582	1,484	1,402
Retained earnings	296	517	629
Accumulated other comprehensive loss	(42)	(45)	(28)

Total shareholders’ equity	1,836	1,956	2,003

Total liabilities and shareholders’ equity	$8,246	$8,491	$7,736

NORDSTROM, INC.

CONSOLIDATED STATEMENTS OF CASH FLOWS

(unaudited; amounts in millions)

	Six Months Ended
	7/28/12	7/30/11
Operating Activities
Net earnings	$305	$320
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation and amortization expenses	207	179
Amortization of deferred property incentives and other, net	(32)	(28)
Deferred income taxes, net	(30)	(8)
Stock-based compensation expense	31	28
Tax benefit from stock-based compensation	15	13
Excess tax benefit from stock-based compensation	(16)	(15)
Provision for bad debt expense	38	51
Change in operating assets and liabilities:
Accounts receivable	(227)	(170)
Merchandise inventories	(218)	(136)
Prepaid expenses and other assets	(1)	(9)
Accounts payable	326	285
Accrued salaries, wages and related benefits	(100)	(87)
Other current liabilities	37	34
Deferred property incentives	32	42
Other liabilities	5	14

Net cash provided by operating activities	372	513

Investing Activities
Capital expenditures	(219)	(248)
Change in restricted cash	200	-
Change in credit card receivables originated at third parties	(77)	(57)
Other, net	(2)	(3)

Net cash used in investing activities	(98)	(308)

Financing Activities
Principal payments on long-term borrowings	(503)	(3)
Increase (decrease) in cash book overdrafts	69	(111)
Cash dividends paid	(112)	(100)
Payments for repurchase of common stock	(418)	(472)
Proceeds from issuances under stock compensation plans	57	50
Excess tax benefit from stock-based compensation	16	15
Other, net	(2)	-

Net cash used in financing activities	(893)	(621)

Net decrease in cash and cash equivalents	(619)	(416)
Cash and cash equivalents at beginning of period	1,877	1,506

Cash and cash equivalents at end of period	$1,258	$1,090

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; dollar and share amounts in millions)

Retail

Our Retail business includes our Nordstrom branded full-line stores and website, our Nordstrom Rack stores, and our other retail channels including HauteLook, our Jeffrey stores and our treasure&bond store. It also includes unallocated corporate center expenses. The following tables summarize the results of our Retail business for the quarter and six months ended July 28, 2012 compared with the quarter and six months ended July 30, 2011:

	Quarter Ended 7/28/12	% of sales[1]		Quarter Ended 7/30/11	% of sales[1]
Net sales	$2,918	100.0%		$2,716	100.0%
Cost of sales and related buying and occupancy costs	(1,850)	(63.4%	)	(1,701)	(62.6%	)

Gross profit	1,068	36.6%		1,015	37.4%
Selling, general and administrative expenses	(778)	(26.6%	)	(708)	(26.0%	)

Earnings before interest and income taxes	290	9.9%		307	11.3%
Interest expense, net	(33)	(1.1%	)	(27)	(1.0%	)

Earnings before income taxes	$257	8.8%		$280	10.3%

	Six Months Ended 7/28/12	% of sales[1]		Six Months Ended 7/30/11	% of sales[1]
Net sales	$5,453	100.0%		$4,945	100.0%
Cost of sales and related buying and occupancy costs	(3,411)	(62.6%	)	(3,072)	(62.1%	)

Gross profit	2,042	37.4%		1,873	37.9%
Selling, general and administrative expenses	(1,499)	(27.5%	)	(1,319)	(26.7%	)

Earnings before interest and income taxes	543	10.0%		554	11.2%
Interest expense, net	(67)	(1.2%	)	(54)	(1.1%	)

Earnings before income taxes	$476	8.7%		$500	10.1%

1Subtotals and totals may not foot due to rounding.

NORDSTROM, INC.

STATEMENTS OF EARNINGS BY SEGMENT

(unaudited; dollar and share amounts in millions)

Credit

Our Credit business earns finance charges, interchange fees, late fees and other revenue through operation of the Nordstrom private label and Nordstrom VISA credit cards. The following tables summarize the results of our Credit business for the quarter and six months ended July 28, 2012 compared with the quarter and six months ended July 30, 2011:

	Quarter Ended		Six Months Ended
	7/28/12	7/30/11	7/28/12	7/30/11
Credit card revenues	$91	$94	$185	$188
Interest expense	(7)	(3)	(13)	(7)

Net credit card income	84	91	172	181
Cost of sales and related buying and occupancy costs – loyalty program	(29)	(22)	(52)	(36)
Selling, general and administrative expenses:
Operational and marketing expenses	(37)	(33)	(68)	(63)
Bad debt provision	(25)	(26)	(38)	(51)

Earnings (loss) before income taxes	$(7)	$10	$14	$31

The following table illustrates the activity in our allowance for credit losses for the quarter and six months ended July 28, 2012 and July 30, 2011:

	Quarter Ended		Six Months Ended
	7/28/12	7/30/11	7/28/12	7/30/11
Allowance at beginning of period	$105	$135	$115	$145
Bad debt provision	25	26	38	51
Write-offs	(31)	(42)	(61)	(82)
Recoveries	6	6	13	11

Allowance at end of period	$105	$125	$105	$125

Annualized net write-offs as a percentage of average credit card receivables	4.8%	7.2%	4.8%	7.1%

			7/28/12	7/30/11
30+ days delinquent as a percentage of ending credit card receivables			1.9%	2.7%
Allowance as a percentage of ending credit card receivables			4.6%	5.6%

NORDSTROM, INC.

RETURN ON INVESTED CAPITAL (NON-GAAP FINANCIAL MEASURE)

(unaudited; dollar and share amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the Securities and Exchange Commission (SEC). The following disclosure provides additional information regarding our Return on Invested Capital (ROIC) for the 12 fiscal months ended July 28, 2012 and July 30, 2011:

We believe that ROIC is a useful financial measure for investors in evaluating our operating performance. When analyzed in conjunction with our net earnings and total assets and compared with return on assets (net earnings divided by average total assets), it provides investors with a useful tool to evaluate our ongoing operations and our management of assets from period to period. ROIC is one of our key financial metrics, and we also incorporate it into our executive incentive measures. We believe that overall performance as measured by ROIC correlates directly to shareholders’ return over the long term. For the 12 fiscal months ended July 28, 2012, our ROIC decreased to 12.7% compared with 13.8% for the 12 fiscal months ended July 30, 2011. ROIC is not a measure of financial performance under GAAP, should not be considered a substitute for return on assets, net earnings or total assets as determined in accordance with GAAP, and may not be comparable with similarly titled measures reported by other companies. The closest measure calculated using GAAP amounts is return on assets, which decreased to 8.1% from 9.0% for the 12 fiscal months ended July 28, 2012, compared with the 12 fiscal months ended July 30, 2011. The following is a comparison of return on assets to ROIC:

	12 fiscal months ended
	7/28/12	7/30/11
Net earnings	$668	$670
Add: income tax expense	410	424
Add: interest expense	150	127

Earnings before interest and income tax expense	1,228	1,221

Add: rent expense	90	69
Less: estimated depreciation on capitalized operating leases[1]	(48)	(37)

Net operating profit	1,270	1,253

Estimated income tax expense[2]	(483)	(485)

Net operating profit after tax	$787	$768

Average total assets[3]	$8,234	$7,480
Less: average non-interest-bearing current liabilities[4]	(2,172)	(1,906)
Less: average deferred property incentives[3]	(504)	(499)
Add: average estimated asset base of capitalized operating leases[5]	628	495

Average invested capital	$6,186	$5,570

Return on assets	8.1%	9.0%
ROIC	12.7%	13.8%

1Capitalized operating leases is our best estimate of the asset base we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we purchased the property. Asset base is calculated as described in footnote 5 below.

2Based upon our effective tax rate multiplied by the net operating profit for the 12 fiscal months ended July 28, 2012 and July 30, 2011.

3Based upon the trailing 12-month average.

4Based upon the trailing 12-month average for accounts payable, accrued salaries, wages and related benefits, and other current liabilities.

5Based upon the trailing 12-month average of the monthly asset base, which is calculated as the trailing 12-months rent expense multiplied by eight. The multiple of eight times rent expense is a commonly used method of estimating the asset base we would record for our capitalized operating leases described in footnote 1.

NORDSTROM, INC.

ADJUSTED DEBT TO EBITDAR (NON-GAAP FINANCIAL MEASURE)

(unaudited; dollar and share amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the SEC. The following disclosure provides additional information regarding our Adjusted Debt to Earnings before Interest, Income Taxes, Depreciation, Amortization and Rent (EBITDAR) as of July 28, 2012 and July 30, 2011:

Adjusted Debt to EBITDAR is one of our key financial metrics, and we believe that our debt levels are best analyzed using this measure. Our current goal is to manage debt levels to maintain an investment-grade credit rating as well as operate with an efficient capital structure for our size, growth plans and industry. Investment-grade credit ratings are important to maintaining access to a variety of short-term and long-term sources of funding, and we rely on these funding sources to continue to grow our business. We believe a higher ratio, among other factors, could result in rating agency downgrades. In contrast, we believe a lower ratio would result in a higher cost of capital and could negatively impact shareholder returns. As of July 28, 2012, our Adjusted Debt to EBITDAR was 2.2 compared with 2.0 as of July 30, 2011.

Adjusted Debt to EBITDAR is not a measure of financial performance under GAAP and should not be considered a substitute for debt to net earnings, net earnings or debt as determined in accordance with GAAP. In addition, Adjusted Debt to EBITDAR does have limitations:

•	Adjusted Debt is not exact, but rather our best estimate of the total company debt we would hold if we had purchased the property and issued debt associated with our operating leases;

•

EBITDAR does not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments, including leases, or the cash requirements necessary to service interest or principal payments on our debt; and

•	Other companies in our industry may calculate Adjusted Debt to EBITDAR differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Adjusted Debt to EBITDAR in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows, capital spending and net earnings. The closest measure calculated using GAAP amounts is debt to net earnings, which was 4.7 for the second quarter of 2012 and 4.2 for the second quarter of 2011. The following is a comparison of debt to net earnings and Adjusted Debt to EBITDAR:

	2012[1]	2011[1]
Debt	$3,139	$2,802
Add: rent expense x 8[2]	720	549
Less: fair value hedge adjustment included in long-term debt	(66)	(48)

Adjusted Debt	$3,793	$3,303

Net earnings	668	670
Add: income tax expense	410	424
Add: interest expense, net	148	125

Earnings before interest and income taxes	1,226	1,219

Add: depreciation and amortization expenses	399	343
Add: rent expense	90	69
Add: non-cash acquisition-related charges	18	8

EBITDAR	$1,733	$1,639

Debt to Net Earnings	4.7	4.2
Adjusted Debt to EBITDAR	2.2	2.0

1The components of Adjusted Debt are as of July 28, 2012 and July 30, 2011, while the components of EBITDAR are for the 12 months ended July 28, 2012 and July 30, 2011.

2The multiple of eight times rent expense used to calculate Adjusted Debt is a commonly used method of estimating the debt we would record for our leases that are classified as operating if they had met the criteria for a capital lease, or we had purchased the property.

NORDSTROM, INC.

FREE CASH FLOW (NON-GAAP FINANCIAL MEASURE)

(unaudited; dollar and share amounts in millions)

We use various financial measures in our conference calls, investor meetings and other forums which may be considered non-GAAP financial measures within the meaning of Regulation G of the SEC. The following disclosure provides additional information regarding our Free Cash Flow for the six months ended July 28, 2012 and July 30, 2011:

Free Cash Flow is one of our key liquidity measures, and in conjunction with GAAP measures, provides us with a meaningful analysis of our cash flows. We believe that our ability to generate cash is more appropriately analyzed using this measure. Free Cash Flow is not a measure of liquidity under GAAP and should not be considered a substitute for operating cash flows as determined in accordance with GAAP. In addition, Free Cash Flow does have limitations:

•	Free Cash Flow does not necessarily represent funds available for discretionary use and is not necessarily a measure of our ability to fund our cash needs; and

•	Other companies in our industry may calculate Free Cash Flow differently than we do, limiting its usefulness as a comparative measure.

To compensate for these limitations, we analyze Free Cash Flow in conjunction with other GAAP financial and performance measures impacting liquidity, including operating cash flows. The closest GAAP measure calculated using GAAP amounts is net cash provided by operating activities, which was $372 and $513 for the six months ended July 28, 2012 and July 30, 2011. The following is a reconciliation of our net cash provided by operating activities and Free Cash Flow:

	Six Months Ended
	7/28/12	7/30/11
Net cash provided by operating activities	$372	$513
Less: capital expenditures	(219)	(248)
Less: cash dividends paid	(112)	(100)
Less: change in credit card receivables originated at third parties	(77)	(57)
Add (Less): change in cash book overdrafts	69	(111)
Add: adjustment to cash book overdrafts for balances at disbursement bank	-	141

Free Cash Flow	$33	$138

Net cash used in investing activities	$(98)	$(308)
Net cash used in financing activities	$(893)	$(621)